Exhibit 3.2
Certificate of Amendment
of
Certificate of Incorporation
The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That at a meeting of the Board of Directors of Converted Organics Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Board hereby approves the Company’s Amended Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from 40,000,000 to 75,000,000 shares;
Article 4 shall be and read as follow:
The total number of shares of all classes of stock that the Corporation shall have authority to issue is seventy-five million (75,000,000) shares of common stock, having a par value of $0.0001 per share, and ten million (10,000,000) shares of preferred stock, having a par value of $0.0001 per share. Authority is hereby expressly granted to the board of directors to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions that are permitted by the General Corporation Law of Delaware in respect of any class or classes of preferred stock or any series of any class of preferred stock of the Corporation.
SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares are required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 7th day of August, 2009.

/s/ Edward J. Gildea
EDWARD J. GILDEA
President and CEO Converted Organics Inc.